                                                            EXHIBIT 11

                               PART II - EXHIBIT 11
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
              ---------------------------------------------------

                                             Three Months Ended            Nine Months Ended
                                                  March 31,                    March 31,
                                        ----------------------------   ----------------------------
                                            1997           1996            1997           1996
                                        -------------  -------------   -------------  -------------
PRIMARY:

Net Income                              $    570,000   $    277,000    $  1,435,000   $    741,000
                                        ============   ============    ============   ============

Average common shares outstanding          4,976,854      4,971,431       4,973,450      4,971,431

Shares which assume exercise of stock
  options reduced by the number of
  shares which could be purchased
  with proceeds from exercise of
  stock options at the average market
  price per share of common stock            208,431        107,694         198,573        117,553
                                        ------------   ------------     -----------   ------------
Average common and common equivalent
  shares outstanding                       5,185,285      5,079,125(1)    5,172,023      5,088,984(1)
                                        ============   ============     ===========   ============

Primary earnings per share              $       0.11   $       0.05     $      0.28   $       0.15
                                        ============   ============     ===========   ============
FULLY DILUTED:

Net income                              $    570,000   $    277,000     $ 1,435,000   $    741,000
                                        ============   ============     ===========   ============
Average common shares outstanding          4,976,854      4,971,431       4,973,450      4,971,431

Shares which assume exercise of stock
  options reduced by the number of
  shares which could be purchased
  with proceeds from exercise of
  stock options at the quarter ending
  market price per share of common
  stock, if higher                           211,346        107,694         211,346        107,694
                                        ------------    -----------     -----------    -----------
Average common and common equivalent
  shares outstanding                       5,188,200(1)   5,079,125(1)    5,184,796(1)   5,079,125(1)
                                        ============    ===========     ===========    ===========

Fully diluted earnings per share        $       0.11    $      0.05     $      0.28    $      0.15
                                        ============    ===========     ===========    ===========

(1) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by APB Opinion No. 15 because the options result in dilution of less than 3%.